EXHIBIT 15.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-101990, No. 333-119885 and No. 333-125064) on Form F-3 and Form S-8 of Top Image Systems Ltd. of our report dated April 21, 2009, with respect to the consolidated balance sheet of Top Image Systems (Asia Pacific) Pte. Ltd. (“the Company”, formerly known as Asiasoft Global Pte Ltd) and its subsidiaries as of December 31, 2008, and the related consolidated statement of operations, changes in shareholders’ equity, and cash flow for the year ended December 31, 2008 and the six months ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 20-F of Top Image Systems Ltd.

KPMG LLP

Singapore
June 28, 2010